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                                                                     EXHIBIT 5.1

                                 April 21, 2004





Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089

      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 21, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 25,630,500 shares of common stock, par value $0.0001, of Juniper Networks, Inc. (the "Shares"), that are to be issued pursuant to the NetScreen Technologies, Inc. 1997 Equity Incentive Plan, NetScreen Technologies, Inc. 2001 Equity Incentive Plan, OneSecure, Inc. 2000 Stock Option/Stock Issuance Plan, Neoteris 2001 Stock Plan and NetScreen Technologies, Inc. 2002 Stock Option Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements related thereto.

      It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation